Exhibit 99.2

Enterprise 4.0 Technology Acquisition Corp. Completes Upsized $300 Million Initial Public Offering

New York, NY, Oct. 21, 2021 (GLOBE NEWSWIRE) -- Enterprise 4.0 Technology Acquisition Corp. (the “Company”) today announced the closing of its upsized initial public offering of 30,000,000 units, including 3,900,000 units issued pursuant to the partial exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,000,000.

Enterprise 4.0 Technology Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus its search on companies in the technology industry. The Company is led by Chief Executive Officer, Eric Benhamou.

Cantor Fitzgerald & Co. and Mizuho Securities USA LLC acted as joint book running managers of the offering.

The Company’s units began trading on The Nasdaq Global Market (the “Nasdaq”) on October 19, 2021 under the ticker symbol “ENTFU”. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ENTF” and “ENTFW,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from Cantor Fitzgerald & Co. and Mizuho Securities USA LLC, Attention: Prospectus Department, 499 Park Avenue New York, New York 10022 and 1271 Avenue of the Americas New York, New York 10020, respectively.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Eric Benhamou
Chris Paisley
Ron Sege
Yash Hemaraj
619.736.6855
info@ent40acquisitioncorp.com